EXHIBIT 99.1

For Immediate Release

MRI Interventions Announces Joseph Burnett As New President and CEO

Leadership Transition Intended to Accelerate Next Phase of Growth

IRVINE, CA, October 9, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) today announced the appointment of Joseph Burnett as President and CEO, effective November 7. The company’s current President and CEO, Frank Grillo, will continue in the role until November 6, and will serve as an executive advisor to the Company for a period of time thereafter.

“We are excited to announce Joe Burnett as the new Chief Executive Officer of MRI Interventions. Joe is a strong leader with unique and highly relevant qualifications in the medical device industry and neurology,” said Kimble Jenkins, Chairman of the Board of Directors. “With his experience and expertise, Joe is ideally suited to lead the company’s next phase of growth, building on the strong foundation established over the last three years under Frank’s leadership.”

Mr. Burnett has spent his entire career in medical devices, starting in cardiovascular at Guidant and Volcano, and most recently in Neurology and Neurosurgery at Philips, where he served as Vice President and General Manager of the Neuro Diagnostics and Therapy Business. Prior to that role, Mr. Burnett was Sr. Vice President and General Manager of the Volcano business after the acquisition of Volcano by Philips, and Executive Vice President of the Cardiology division for Volcano. He has held significant operational responsibilities throughout his career in R&D, Clinical Research, Sales and Marketing. Mr. Burnett holds a B.S.E. in Biomedical Engineering from Duke University and an MBA from the Fuqua Business School also at Duke.

“On behalf of the board of directors, we thank Frank Grillo for his leadership, and in particular, for his invaluable contributions to building out our commercialization capabilities and guiding MRI Interventions through the difficult initial phases of market adoption,” said Mr. Jenkins. “As Frank transitions, he leaves our company stronger and well positioned for the future. We appreciate his significant efforts over the last three years, and his dedication to the company’s success.”

“I am very pleased with the progress we have made over the last three years as a company and a team,” said Frank Grillo, departing President and CEO. “We focused on the neuro navigation opportunity, and made great progress driving the adoption of our ClearPoint System which has resulted in the tripling of product revenue in three years. We have strengthened our balance sheet, which enables further investment in commercialization and the continued development of new therapeutic applications for our intra-operative MRI capabilities. Our foundation and opportunities are stronger than ever before, and I am confident we have found the right person in Joe Burnett to accelerate our growth opportunities.”

“I am thrilled to join the MRI team and help lead this next chapter which will focus on clinical development, market adoption and continued procedure growth,” commented Mr. Burnett. “The stakes are high in neurosurgical procedures and precision is paramount. Our team is well positioned by having a real-time navigation solution which we believe will enable the transition to more minimally invasive procedures and ultimately benefit both the patient and the hospital. We have seen that trend in every field in medical devices and each time navigation has been an essential part of the solution. Frank has done an incredible job setting the stage both financially and strategically by building a strong balance sheet and cash position, and by developing a product suitable across a range of growing procedure types. I look forward to continuing that work and ensuring that more patients benefit from these life-altering therapies.”

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearances and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which has been filed with the Securities and Exchange Commission.

Contact:	Harold A. Hurwitz, Chief Financial Officer (949) 900-6833 Matt Kreps, Darrow Associates Investor Relations (512) 696-6401; mkreps@darrowir.com